EXHIBIT 10.28


COMPANY:  Global Marine Inc.  (the "Company")

ITEM:     Resolutions of the Board of Directors

SUBJECT:  Directors  Compensation

DATE:     August 3, 1994



          RESOLVED that the resolutions of this Board of Directors adopted on August 24, 1989, relating to directors fees and expense reimbursement be, and they hereby are, superseded in their entirety effective January 1, 1995, and that the following resolutions be, and they hereby are, effective in their stead as said date; and it was further

          RESOLVED that the fees payable to directors of the Company who are not officers or employees of the Company be, and they hereby are, $6,000 per quarter (payable with respect to each calendar quarter at the regular meeting of the Board of Directors during such calendar quarter), $900 for attendance at each regular meeting of the Board of Directors, $1,500 for attendance at each special meeting of the Board of Directors, and $500 for attendance at each meeting of any Committee of the Board of Directors, in each case effective January 1, 1995; and it was further

          RESOLVED that each director shall be reimbursed for all expenses incurred by such director in attending each meeting of the Board of Directors of the Company including regular meetings, special meetings and meetings of any Committee of the Board of Directors and they payment of such expenses shall be made upon receipt by the Company of an invoice or expense account covering such expenses.